Exhibit 14
CODE OF BUSINESS ETHICS AND CONDUCT
A MESSAGE FROM JOHN CHIDSEY
As a global organization, we are committed to being a good corporate citizen wherever we operate. We have our Go Forward Plan to guide our business planning and identify our objectives, and we add to that this Code of Business Ethics and Conduct to guide the way in which we will achieve those goals. Simply put, we will achieve our business goals by Doing What’s Right.
Doing What’s Right means that everything we do must be done with the highest standards of ethics, honesty and integrity. This Code provides guidelines on the laws, rules, regulations and Company policies that govern our business and how we conduct it each day. When it comes to ethics, there is no compromise.
You might think that our Code applies only to those who deal with sensitive material or information. You might think it doesn’t apply to you. But let me assure you that this Code applies to every single Company employee, and each of us has an important role to play.
This Code follows the four pillars of our Go Forward Plan—Grow Profitably, Fund the Future, Fire Up the Guest and Working Together—so that you may easily recognize how it is relevant to you and the Company’s business goals. By pursuing our business with high integrity, we give ourselves the best chance of achieving those goals.
I, and each member of the Executive Team, are committed to high ethical standards, and we pledge our full commitment to the principles set out in this Code. Thank you for your personal commitment to ensuring that those principles continue to be part of your business conduct as well.
NOTE TO EMPLOYEES: In this Code, “Company” means Burger King Corporation and its subsidiaries and affiliates. This Code is not an employment contract and compliance with the Code does not guarantee continued employment with the Company. Any modification to current terms and conditions of your employment must be set forth in writing and signed by an authorized officer of the Company. Throughout the Code, there are references to Company policies, standards and guidelines (collectively “Company policies”). In most instances, only the main points or a summary of the Company policies appear in the Code. For a complete copy of any Company policy, you should contact your supervisor or the human resources department for guidance.
EVERYTHING WE DO SHOULD BE WITH THE HIGHEST INTEGRITY. NO ETHICAL SHORTCUTS OF ANY KIND. INTEGRITY AND HONESTY ARE NOT OPTIONAL.
INTRODUCTION
HAVE IT YOUR WAY® is not only a catchy slogan that allows our guests to customize their orders;
HAVE IT YOUR WAY is about clean, safe restaurants and hot, freshly made food. It’s also about each of us going to a job we love, each and every day. If we really think about it, and WORK TOGETHER to make it happen, it’s quite simple.
Each one of us must, in our own way, build solid, lasting, and trusting relationships with our guests, our co-workers, and our franchisees. We can’t help but succeed if we Work Together to make sure that everyone with whom we interact understands that BURGER KING® is a great brand. We must strive to create an environment where franchisees can’t wait to open one of our restaurants; a place that is everybody’s favorite fast food restaurant; a place that treats everyone, without exception, with dignity and respect; and a place committed, very simply, to Doing What’s Right. Doing What’s Right means that everything we do to GROW PROFITABLY must be done with the highest standards of ethics, honesty, and integrity and that we be a good corporate citizen wherever we operate. We must comply with all host-country laws that apply to the Company’s business affairs. Being a world-class franchisor and increasing our restaurant profitability and operational excellence worldwide cannot, and will not, be done at the expense of compromising our commitment to doing the right thing.

This Code of Business Ethics and Conduct (the Code) provides guidelines on the laws, rules, regulations, and Company policies that govern our business and our plan to FUND THE FUTURE. Our philosophy is simple: integrity, honesty and compliance with the law are not optional. When it comes to ethics, there is no compromise.
There’s also no room for compromise when it comes to FIRING UP OUR GUESTS. While we must be passionate about our brand and ensure that our guests are happy with our products and services, we must never vary from the high quality and standards that we have set for ourselves.
OTHER THINGS YOU SHOULD KNOW ABOUT THE CODE
As a condition of your employment with the Company, you are responsible for reviewing, knowing and complying with all Company policies, including the standards in the Code. For a complete copy of a Company policy, you should contact your supervisor or the human resources department.
While the Code and our policies cover most situations that you may confront, there will no doubt be circumstances that need to be addressed individually. In these instances, please contact your supervisor, the chief ethics and compliance officer, your human resources representative or an attorney in the law department for guidance. You should also be aware that anyone who violates the Code will be subject to disciplinary action, including the possibility of dismissal from the Company.
To ensure that we are monitoring our performance against the high standards we have set for ourselves, Company employees are required to complete and return a Certificate of Compliance on an annual basis in the manner instructed by the Company.
WORKING TOGETHER . . . WE VALUE TEAMWORK. A LOT.
Creating a place where people love coming to work every day; where every single member of our team is treated with dignity and respect. That’s Working Together. We value, honor and respect differences in our employees, guests, franchisees and suppliers. When we see a wrong, we must try to “right it.” When we see a success, we will celebrate together and reward it. Communication. Diversity. Solid and trusting relationships with our franchisees. Loyalty to the Company. That’s what Working Together and teamwork are all about.
SPEAK UP! . . .WE’RE ALL IN THIS TOGETHER!!
Working Together means that we have pride in making sure that each of us conducts business with honesty, integrity and the highest ethical standards. This means that if you suspect or know of a violation of the Code, Company policy or the law, you must report the suspected or actual violation. You can report the situation anonymously by calling the toll-free reporting line posted in your workplace, or by contacting your supervisor, the chief ethics and compliance officer, your human resources representative or an attorney in the law department. Questions, comments and the report will be shared only with those who have a need to know or as is otherwise necessary to complete an investigation or respond to the inquiry. You will not be subject to discipline or any type of retaliation for reporting in good faith any violation of the Code or the Company’s policies.
All reports and inquiries will be taken seriously and acted upon promptly and appropriately.
DIVERSITY IS PART OF OUR FOUNDATION. WE VALUE, HONOR AND RESPECT DIFFERENCES IN OUR EMPLOYEES, CUSTOMERS, FRANCHISEES AND SUPPLIERS. AND IN EVERYONE ELSE FOR THAT MATTER.

WORKING TOGETHER . . . WE VALUE TEAMWORK. A LOT.
DIVERSITY, DIGNITY AND RESPECT . . .
YOUR WAY IS OUR WAY!
We Value, Honor and Respect Differences.
For the Company to grow and succeed, we must work together to recognize and encourage diversity in the selection of our employees, franchisees, business sources, community involvement and sponsorships. Every employee is entitled to equal opportunity in the Company regardless of race, color, sex, age, religion, national origin, sexual orientation, disability, veteran status or any other protected status. We will provide a work environment free from unlawful discrimination or harassment, one in which every employee is treated with dignity and respect.
The Company recognizes and encourages the uniqueness of individual contributions within our team environment. We treat individuals solely according to their ability to meet job requirements. Harassment of any kind will not be tolerated, whether that harassment is of a sexual nature or is based on race, color, gender, age, religion, national origin, sexual orientation, disability, political affiliation or any other factor or protected status. Harassment may include, by way of example, uninvited touching, sexually suggestive pictures, indecent gestures, slurs, crude or offensive language or threats, unwelcome teasing and off-color jokes.
The Company expects you to support and facilitate these policies as part of your day-to-day responsibilities. If you have a problem or concern, you should contact your supervisor, your human resources representative or the chief ethics and compliance officer. Alternatively, you can call the Company’s toll-free reporting line.
In short, equal opportunity in a work environment free of harassment and discrimination is the right and responsibility of all of us—we expect every employee to take it seriously.
Solicitation in the Workplace . . . Silence Is Golden.
The Company in no way wishes to influence people in their personal beliefs. Accordingly, employees should be mindful that solicitations are not appropriate in the workplace. For example, employees are not allowed to engage in solicitation of co-workers during work time for reasons such as fundraising, selling products or services, or collecting items for a local organization.
BY SHARING A COMMON VISION, WE WILL CONTINUE TO GROW TOGETHER AS A PREMIER COMPANY WITH A THRIVING WORK ENVIRONMENT THAT ACHIEVES ITS BUSINESS AND DIVERSITY OBJECTIVES.

WORKING TOGETHER . . . WE VALUE TEAMWORK. A LOT.
Hiring Minors . . . Do It Right!
The Company requires that all employees pay special attention to laws, rules and regulations that apply to the employment of minors. We also have Company policies regarding these activities. If you have any questions regarding minors, please contact human resources or an attorney in the law department.
EVERY EMPLOYEE DESERVES TO WORK IN A SAFE AND SECURE ENVIRONMENT.
The Company will not tolerate any acts of violence or other inappropriate or aggressive physical or verbal behavior. This includes, but is not limited to, threatening or harassing remarks or comments, physical assaults and damage to another’s property.
The use, sale, possession, distribution, manufacture or transfer of illegal drugs on Company property or on Company time is strictly prohibited. Weapons are not allowed on Company property unless carried by authorized law enforcement or other security personnel who have been given written permission by the Company’s safety and risk department. The Company is committed to ensuring that personal information about employees, customers, suppliers, and business partners is protected, including names, addresses, and telephone numbers. Any disclosure of this or other personal information may only be done in compliance with Company policy, as well as all applicable laws, rules and regulations. Any questions about data privacy should be referred to an attorney in the law department.
WORKING TOGETHER WITH OUR FRANCHISEES. IT’S ALL ABOUT RESPECT, DIGNITY, TRUST AND BUILDING GREAT RELATIONSHIPS.
Franchised BURGER KING® restaurants are owned and operated by independent businesspersons. Our franchisees are an important part of our team. We must build and maintain great relationships with the best operators in the business and always, without compromise, treat them fairly and with dignity and respect. It is also crucial that these relationships be administered by you in accordance with the contracts between the Company and our franchisees. Special attention should be paid to the following:
WORKING TOGETHER, WE CAN CREATE A PLACE WHERE
PEOPLE LOVE COMING TO WORK EVERY DAY.
WORKING TOGETHER . . . WE VALUE TEAMWORK. A LOT.
The basis of a solid franchising relationship is recognizing that our franchisees, the people who invest in and operate restaurants all over the world, are our customers. The future of our Company depends on their success. We must not only recognize each party’s rights and duties under existing franchise agreements and laws, but we must also understand that we are here to support our franchisees, just like we respond to the needs of our guests.
In certain states and countries, the Company must follow strict legal guidelines when a new or successor franchise is offered or an existing franchise is transferred or terminated. If we do not comply, it may result in costly lawsuits by franchisees, as well as civil fines and potential criminal prosecution.
Any financial information given to a potential franchisee, developer or purchaser of a restaurant must be provided in compliance with applicable laws and with guidance from the law department.
Franchises are granted for specific locations. No one other than a president or an executive vice president of a Company business unit may grant exclusive territory rights. You may not discuss exclusive area, market, or territorial rights with franchisees or prospective franchisees unless authorized by a president or an executive vice president of the Company.
Questions about any of these issues should be referred to an attorney in the law department.
CONFLICTS OF INTEREST . . .
“IF IT DOESN’T FEEL RIGHT, IT PROBABLY ISN’T.”
Working Together means that each of us has a duty of loyalty to the Company. This duty can be violated if you engage in activities that conflict with the Company’s interests or even create a perceived conflict. A conflict may arise when you are influenced or even appear to be influenced by considerations of personal gain or benefit for you or a family member that conflict with your obligation to serve the Company.
IT’S ABOUT TREATING PEOPLE WITH DIGNITY AND RESPECT.
ALL PEOPLE. WHETHER THEY ARE OUR GUESTS,
OUR FELLOW EMPLOYEES, OUR FRANCHISEES OR OUR SUPPLIERS.
WORKING TOGETHER . . . WE VALUE TEAMWORK. A LOT.
Conflicts of interest can take many forms, not all of which can be specifically mentioned here. The following are some examples of conflicts of interest that should be avoided:
•	Engaging in any activity that conflicts with the Company’s business, such as working as a consultant or in any capacity for another quick service restaurant company.

•	Serving as an officer or director of, or working as an employee or consultant for, a competitor, supplier, franchisee, or any other company without written approval of the chief ethics and compliance officer.

•	Having an ownership interest or other business relationship with a competitor, supplier, franchisee or distributor of the Company.

•	Conducting any Company business with or on behalf of a family member, including business with any supplier, franchisee or distributor of the Company.
Entertainment and Gifts . . .
There Is No Such Thing as a Free Lunch.
Working Together means that sometimes you may engage in business-related entertainment (e.g., dining or attending sporting or social events). Such activities are usually fine as long as they are reasonable, are conducted in the best interest of the Company in connection with Company business, and do not influence your business-related decisions. It would be unacceptable, however, to accept invitations to events such as major sporting or entertainment events if there is a substantial cost to the business source and no significant business is expected to be conducted.
Sometimes Working Together means that gifts are exchanged. While giving and receiving gifts is a fact of life, it is unacceptable for us or our business partners to give or receive extravagant gifts or to be influenced by gifts, including free services, special favors, products, discounts, entertainment or travel. All gifts given or received must be openly and lawfully given in accordance with accepted practice in our industry, and may not be given or exchanged when the exchange is or will be perceived to influence the nature or continuation of a business relationship. If you are in a position to buy gifts for business partners or to receive gifts from them, you must be sure that you comply with the Company’s conflict of interest policy as well as the policies of our business partners. If you have any questions or issues in this regard, make sure you discuss them with the chief ethics and compliance officer before taking action.
As a global operation, the Company respects the cultural practices that exist in countries in which we do business. The Company expects you to be aware of and comply with the legal and ethical requirements of each country in which you do business.
If you are in a position to give or receive a customary gift or to entertain or be entertained by business partners, you should ensure that your actions comply with local laws and practices and that you are not inappropriately influencing or being influenced by the situation. If public disclosure of the gift or entertainment could cause embarrassment to the Company or to you personally, it is unacceptable.
SUMMING UP
You should refer to the Company’s conflict of interest policy for additional examples of conflicts and the guidelines on how to handle them. Keep in mind that if it doesn’t feel completely right, it probably isn’t, so you should seek guidance before taking action. By Working Together, and by sharing a common vision of Doing What’s Right, we will continue to grow as a premier company with a thriving, pleasant and diverse work environment. If you have any questions about a potential conflict of interest, gifts or entertainment, or if you think something that you or a family member is doing may be a conflict or even be perceived as one, please contact the chief ethics and compliance officer. All exceptions to the conflict of interest policy need advance approval of the chief ethics and compliance officer.
FUND THE FUTURE . . . LET’S SET THE MARK HIGH!
In order to Fund the Future, we must not only deliver high earnings, but we also must maintain uncompromising levels of financial integrity and accountability. This means that we will set aggressive financial goals for ourselves and “seed the pipeline” for our growth. We will keep a firm financial footing by protecting our brand, respecting the property of others, and exercising care and diligence in our dealings with government agencies.
ACCOUNTING AND FINANCIAL REPORTING . . .
IT’S ABOUT HONESTY AND ACCURACY.
The Company’s financial records must be maintained in accordance with generally accepted accounting principles and governmental reporting requirements. All payments, receipts and other transactions must be recorded accurately and promptly. Because all financial books, records and other documents must accurately reflect the transactions and events relating to them, false, incomplete or misleading entries are prohibited and will not be tolerated under any circumstances. Our employees are not permitted to sign or disseminate documents known or believed to be inaccurate, untrue or misleading.
For example, it is unacceptable for anyone to make untrue or inaccurate entries or claims on an expense report, to falsify or render untrue statements regarding the quality of our products and services, to record or report false sales data, or to understate or overstate sales results or profitability, liabilities, or assets.
WE NEED TO PROTECT OUR BRANDS IF WE EXPECT TO FUND THE FUTURE.
Our trademarks (for example, BURGER KING® and WHOPPER®) are among the most important Company assets. They not only distinguish us from our competitors, but they also represent our hard-earned reputation for the highest quality food, restaurants and services.
WHAT HAPPENS IN THE FUTURE DEPENDS ON HOW WE TREAT OUR BRAND IN THE PRESENT.
FUND THE FUTURE . . . LET’S SET THE MARK HIGH!
It is up to each and every one of us to protect the Company’s trademarks. Any use of the Company’s trademarks by employees, franchisees, agencies or authorized vendors must be submitted to the law department for approval prior to use. To obtain updates regarding newly authorized trademarks, logos and taglines, including whether they require a “®” or “TM,” please contact an attorney in the law department.

MUM’S THE WORD WHEN IT COMES TO PROPRIETARY INFORMATION AND TRADE SECRETS.
Building on our successes means that we must be mindful of our substantial stake in confidential and proprietary information that belongs to the Company and our business partners. As part of your job, you may have access to this type of information, which includes trade secrets, business plans or outlooks, unpublished financial data, marketing or sales programs, restaurant development plans, customer lists, information about franchisees and their businesses, brand formulations, operations and training manuals, new products or pricing strategies, mergers and acquisitions, or proposed changes in senior management. Confidential information may be communicated only on a need-to-know basis within the Company. You should use great care to avoid inadvertent disclosures in routine business dealings and in social conversations with friends and relatives and be mindful of unintentional disclosures through discussions or use of documents in public places. Protection of confidential information is a legal obligation that applies even after you leave the Company.
Play to Win, but Play by the Rules.
You should not accept confidential or proprietary information about a third party or its products or business, including a competitor, without prior authorization from the law department. This applies whether the information comes from the owner, employee or ex-employee, former franchisee of another chain or any other source.
You must also respect confidential information of a former employer. Use of such confidential information may subject you and the Company to criminal or civil liability. If you think the information could be considered confidential information belonging to anyone, including a competitor or former employer, please don’t use the information without receiving clearance from the chief ethics and compliance officer or an attorney in the law department. If you are contacted by anyone who wishes to submit an idea to the Company, please make sure to handle the submission in accordance with the Company’s unsolicited ideas policy.
RELATIONSHIPS WITH GOVERNMENTS AND GOVERNMENT REPRESENTATIVES — LET’S FUND THE FUTURE BY PLAYING BY THE RULES!
Politics—Not on Behalf of the Company; Not on Company Time!
We encourage you to be a politically involved private citizen, but it is not appropriate for you to represent the Company in political activities without specific clearance from the Company’s general counsel. All contributions to political parties or candidates by or on behalf of the Company must be made with the approval of the Company’s general counsel.
All other contributions and donations made by or on behalf of the Company must be made through the global communications department. If you choose to make a private donation, you cannot do or say anything that implies that you are acting on the Company’s behalf. And remember, gifts given to anyone, regardless of the country, must comply with all applicable laws.
Lobby Carefully!
From time to time, the Company may decide to engage in lobbying activities in support of or in opposition to issues that affect our business. Lobbying may take place only with the approval of the general counsel. This means you cannot lobby on behalf of the Company or lobby for any personal issues while on Company time. Using Company facilities, property or logos for political purposes is not permitted and the Company will not compensate or reimburse you for private contributions.
We Support the Government but They Have Special Rules!
If your job involves any type of business arrangement or contract with any governmental agency such as the military, you must know and comply with the laws and rules regulating such business arrangements. If there is any question or uncertainty about these issues, please contact the law department immediately.

Bribes, Kickbacks and Improper Payments . . .
Need We Say More?
Funding the Future and Doing What’s Right means that we understand and comply with the limitations on our dealings with foreign officials and politicians.
FUND THE FUTURE . . . LET’S SET THE MARK HIGH!
Under the United States Foreign Corrupt Practices Act, no person may offer or make any payments or give gifts or favors of any value to any foreign government official or politician (including political parties or candidates for office or third-party intermediaries who can transfer the gift), or to a member of their staff, in exchange for or in an effort to obtain favorable business treatment for the Company or any other person, or to affect any government decision. Any violation of this law can subject the violator and the Company to civil and criminal liability.
Commercial bribery is a problem in many industries. Many countries, including the U.S., have laws making it illegal to engage in such practices. Therefore, to avoid violating such laws, you cannot offer or give bribes, kickbacks or similar payments to any person or entity, in any country, for any reason relating to the Company’s business, or, for that matter, for any reason.
We Will Cooperate with Government Investigations and Inquiries.
Committing to uncompromising levels of integrity and accountability means that we cooperate with all appropriate government investigations and inquiries. Every employee must follow established Company procedures regarding routine inquiries such as tax audits, workplace safety inspections, and wage and hour audits. If you receive any inquiry, request or subpoena at work or home regarding Company matters, you must contact an attorney in the law department immediately. The law and the Code prohibit the making of any false or misleading statements in a lawsuit, investigation, application, filing or other similar situation.
The Company has established a records management policy for the retention of required records and the orderly destruction of records, as appropriate. If there is an actual or threatened lawsuit, investigation, audit, administrative proceeding or other pending inquiry, the law department must be consulted prior to the destruction of any records, including electronic and microfiche records.
In this regard, the U.S. Sarbanes-Oxley Act of 2002 provides criminal penalties for the knowing alteration, mutilation, destruction, concealment or cover-up of any document, record, or tangible object with the intent to impede, obstruct or influence a government investigation.
INTEGRITY AND HONESTY START WITH DOING WHAT’S RIGHT.
IF IT DOESN’T FEEL RIGHT, IT PROBABLY ISN’T.
GROW PROFITABLY . . . HAPPY RESTAURANTS—HEALTHY BRAND
Growing Profitably means continuing to be a world-class franchisor and maintaining a healthy global restaurant system. When our restaurants are running efficiently and producing high earnings, our entire system becomes healthier and more profitable. But being a healthy global system doesn’t stop there. To stay healthy, we must, very simply, operate with honesty, integrity and no legal or ethical shortcuts. They simply are not optional.
COMMERCIAL TRANSACTIONS . . .
WE’RE GONNA DO IT THE RIGHT WAY.
Remaining a world-class franchisor means that we will not and cannot tolerate any behavior that involves fraud, theft, embezzlement, misappropriation of property or any other violation of the law.

Dot Your “I’s” and Cross Your “T’s.”
Maintaining a healthy global restaurant system means that we must be careful about how and when we commit the Company or otherwise act on the Company’s behalf. You should never act outside of your level of authority or make unauthorized promises or assurance to others, and you should avoid oral contracts and handshake deals. All written agreements or commitments on behalf of the Company, including entering into or terminating a business or franchise relationship, should be made only under the guidance of the law department.
Company Property Belongs . . . to the Company!
To Grow Profitably we must value and respect the Company’s property. The Company’s office equipment, computers, telephone and mail services, supplies, and other property are meant for the conduct of Company business. While occasional personal use may be allowed as long as it does not interfere with Company business and is consistent with Company policies, misuse or waste of Company property is a violation of the Code.
DO IT THE RIGHT WAY. PROFITS GAINED
ANY OTHER WAY JUST AREN’T WORTH IT.
GROW PROFITABLY . . . HAPPY RESTAURANTS—HEALTHY BRAND
Most importantly, Company property should never be used for unethical or illegal purposes. For further information, consult the applicable policy.
You should also be mindful that anything generated by you as an employee of the Company, including documents, plans, ideas, analyses and projections of any kind, are Company property and may be used only for the purpose of conducting Company business. If you leave the Company, all Company property will remain with or must be returned to the Company, and you will not be permitted to retain copies of such property.
Inside Information . . . Don’t Turn It Inside Out!
Growing Profitably and meeting our business objectives also requires us to comply with all laws and regulations that govern the buying or selling of securities (stock, stock options, warrants, etc.). Information that has not been made available to the public and that a reasonable person would consider important in making a decision about whether to buy or sell a security is commonly known as “inside information.”
This information includes not only information about the Company, but also information about other companies (including our franchisees and other business partners, competitors, and suppliers). Inside information could include earnings forecasts and estimates, legal actions, product development issues, and management activities or changes. In summary, because the laws surrounding insider trading are very complex, Company policy prohibits employees from buying or selling the securities of any company on the basis of inside information or informing others about inside information.
The Information Highway . . . Use of the Internet.
The Internet and e-mail are essential tools for our business, but you must use your access in compliance with the Company’s information security policy. Inappropriate use may result in the loss of access privileges or disciplinary action and would include unauthorized transmitting of sensitive or confidential information, transmission of offensive material or messages, and illegal or unethical activity.
While limited personal use is allowed under certain circumstances that are contained in the policy, all electronic communication and files received or stored on Company computers are considered Company property. You should have no expectation of privacy with regard to these materials or your use of company equipment.

We Compete Successfully by Playing Fair and Square!
We are committed to fair competition. Growing Profitably cannot take place at the expense of our commitment to comply with all trade regulations and antitrust laws. These laws are complex and evolving and affect virtually every phase of our business. They also affect our relationships with suppliers, distributors, competitors, cooperatives, franchisees and almost everyone with whom we deal in our day-to-day business. These laws prohibit us from discussing prices or agreeing to fix prices with any competitor, including understandings relating to discounts, rebates and other terms of sale.
The Company does not engage in and will not tolerate agreements with any competitor to divide the market to limit the competition in certain locales, nor will we restrict the amount of service to be provided in a market. Companies and individual employees may be fined, face heavy penalties and restrictions, and be imprisoned for violations. This is a very complicated area of the law, so if an activity does not “feel” right, consult an attorney in the law department before engaging in the activity.
Trade Regulations Can Be Complex—Seek Advice First!
Being a world-class franchisor also means that we understand and comply with the laws and regulations relating to trade embargoes, boycotts, and other restrictions involving foreign countries and businesses. Because laws relating to these issues are very complex, you must obtain approval from the general counsel before agreeing to any of these types of trade restrictions. You should also consult with an attorney in the law department before conducting any Company business in a new country.
FIRE UP THE GUEST . . . IT’S ABOUT PRIDE!
Pride in how and what we communicate to our guests, to our franchisees and to the media; pride in the taste, in the presentation, and in the quality of our hot and fresh food; pride in the smiling, friendly people who serve it; and pride in our clean facilities and our safe parking lots. That’s what Firing Up the Guest is all about.
We Respect Our Guests and Celebrate Their Differences.
Our guests deserve our best at all times, and we respect and celebrate their differences. We will not tolerate any mistreatment of a guest based on an individual’s race, sex, color, age, religion, national origin, disability, sexual orientation or any other protected status.
Communicating with the Outside World . . .
We’re Gonna Keep Making Headlines by Doing It Our Way.
For both business and legal reasons, we must send a consistent global message about the Company and our future plans. That’s why we have a centralized corporate communications team responsible for giving our brand one “voice” worldwide. Because our global communications must be consistent, if the media or any outsider contacts you for information about the Company (for example, a position on a public issue, Company activities, legal matters, financial information, etc.), please explain that Company policy does not permit you to comment, and direct them to the global communications department. All media interviews, whether “on the record” or “off the record,” must be approved in advance by the global communications department. There are no exceptions to this policy.
Health and Safety: There’s No Place for Compromise.
Clean and safe restaurant premises. Company employees and our guests are entitled to nothing less. We must prevent accidents by following established safety policies and procedures, complying with the Company’s safety programs, and strictly adhering to occupational safety and
IF WE’RE GOING TO REALIZE OUR PLANS FOR THE FUTURE,
BUILDING ON OUR MOMENTUM IS KEY.

FIRE UP THE GUEST . . . IT’S ABOUT PRIDE
health regulations, including work restrictions applying to minors. Each of us plays a critical role in ensuring the quality and safety of the conditions in each Company facility. If you have any questions about, or know of any safety, health, or environmental problems or violations, contact your supervisor, the safety and risk department, or an attorney in the law department immediately.
Our Food and Drinks Are Simply the Best!
Hot, Fresh and Highest Quality.
Our guests deserve nothing less than hot, fresh, high-quality food. In addition to meeting all quality standards, our products must be formulated, prepared and served in full compliance with all food, health and consumer protection laws. We must be sure that all product inspections, testing, and related documents are accurate, timely and complete.
We Care about the Environment.
Part of creating operational excellence is the care we exercise in protecting the environment. All employees are responsible for making sure that the Company’s business is conducted in compliance with all applicable environmental laws and in a manner that minimizes any adverse effect on the environment. In particular, disposal of any waste must be made in accordance with the law and Company procedures.
Wrap Up!
The standards in the Code are general in nature and do not address each and every situation that you may confront. Remember, in difficult or uncertain situations, it is your responsibility to ask for guidance.
Good teams look out for one another, and good teams know that individual achievements don’t matter if the team’s goal isn’t met. Let’s continue to work together with high integrity and uncompromised ethics.
IF WE RESPECT OUR RESTAURANTS, WE’LL EARN MORE RESPECT
FROM OUR GUESTS AND FROM EVERYONE WITH WHOM WE INTERACT.
THANK YOU
HAVE IT YOUR WAY IS ABOUT HAVING IT THE ETHICAL WAY.